EXHIBIT 99.1

IMPERIAL INDUSTRIES, INC.

November 15, 2005

7:00 a.m. CST

Coordinator:

Welcome, and thank you for standing by. At this time all participants are in a listen-only mode. Today’s conference is being recorded. If you have any objections, you may disconnect your line at this time. Your speakers for today are S. Daniel Ponce, Chairman of the Board of Directors for Imperial Industries; and Howard L. Ehler, Chief Financial Officer and Principal Executive Officer. Thank you, gentlemen, please proceed.

D. Ponce:

Good morning. I would like to welcome everyone to Imperial Industries’ first-ever investor conference call. The purpose of the conference call is to discuss recent corporate developments relative to yesterday’s third-quarter 2005 earnings release. The third-quarter results were released yesterday after the market closed. If for some reason you’ve not received a copy of the news release, you may obtain a copy from the company’s Website, www.imperialindustries.com. In addition, the company refers you to its most recent Form 10-Q, filed with the Securities and Exchange Commission yesterday, for a more in-depth discussion of matters related to the company’s financial performance for the last nine months.

On the call today we have myself, the company’s Chairman of the Board. S. Daniel Ponce; as well as the company’s Principal Executive Officer and Chief Financial Officer, Howard L. Ehler. I will provide a brief overview of the company and then turn it over to Howard Ehler to discuss specific results. Following our remarks, we’ll entertain questions.

Before we get started, we would like to remind you that this conference call may contain forward-looking statements regarding future events or future financial performance of the company, including without limitation growth opportunities and other statements that refer to the company’s plans, prospects, expectations, strategies, intentions and beliefs. These forward-looking statements are based upon information available to the company’s management as of today, and the company assumes no obligation to update these statements as circumstances arise. The company’s future performance involves many risks, uncertainties and assumptions that are difficult to predict. The company’s actual results may vary. Please refer to the cautionary statements regarding such matters, included in the company’s most recent Form 10-Q and our other public filings filed with the Securities and Exchange Commission.

At this time I would like to provide a brief statement regarding the company’s performance and then turn the discussion over to Mr. Ehler. The third-quarter and nine-months’ results reflect continuing strong industry demand for the company’s products, principally because of the ongoing underlying strength in the housing and construction markets in the company’s trade areas in the Southeastern United States. The significant increase in operating income during the 2005 period was primarily attributable to productivity improvements arising from various cost-control initiatives in combination with the effect of the increased sales in 2005 compared to 2004.

The company is optimistic that the construction industry will remain strong in its principal markets for the foreseeable future, driving demand for the company’s products. The company’s largest distribution facility, which is located in Gulfport, Mississippi, is well situated to benefit from the increased demand for products in the Southeastern United States Gulf Coast area, due to the rebuilding efforts in areas damaged by Hurricane Katrina.

As evidence, the Gulfport distribution facility generated an approximate $1.22 million increase in sales immediately after the storm, in the month of September 2005. This represents an over 122% increase in monthly sales over the average monthly sales before the storm.

In keeping with our strategy of profitable growth, the company opened another new distribution facility in Fort Walton Beach, Florida, in the third quarter of 2005, and is currently evaluating opening other facilities to better serve its customer base, including facilities aimed towards gaining market share in the hurricane-damaged Gulf Coast area, as well as other areas of the Southeastern United States including the West Coast of Florida.

Now I’d like to turn the discussion over to Howard Ehler so he can discuss the actual financial performance of the company for the third quarter. Howard?

H. Ehler:

Thank you. I’d like to briefly provide the financial highlights for the three and nine months ended September 30. Net sales for the third quarter of 2005 were $18,068,000, compared to $13,165,000 for the same period in 2004, an increase of 37.2%. Operating income increased 104.2%, to $1,413,000 for the third quarter of 2005, compared to $692,000 for the same period in 2004. Net income for the third quarter of 2005 was $839,000, or $0.33 per diluted share, compared to $667,000 or $0.27 per diluted share for the third quarter of 2004, a per-share increase of 22.2%.

Net income for the third quarter of 2004 included a pretax gain of $508,000 from settlement of litigation against a former employee. Net sales for the nine months ended September 30, 2005, were $52,103,000, compared to $39,883,000 in 2004, an increase of 30.6%. Operating income for the first nine months of 2005 was $4,520,000, compared to $2,842,000 for the same period last year, an increase of 59%. For the nine months ended September 30, 2005, the company derived net income of $2,681,000 or $1.06 per diluted share, compared to $2,003,000, which includes a one-time gain of $508,000 which was discussed above, or $0.84 per diluted share for the same period in 2004, a per-share increase of 26.2%. The nine months ended September 30, 2005, was the most profitable nine-month period for the company in the last 25 years.

D. Ponce:

Thank you, Howard. In summary, the company is extremely pleased with the third-quarter results. I would like to express our appreciation for the continued support of our shareholders, our customers, our vendors, and most importantly our employees. At this time we’ll open the call to your questions. Please limit yourself to one question and perhaps one follow-up question at this time so we can get to everyone. Time permitting, we’ll allow for follow-up questions. Thank you so much for participating in this first-ever Imperial Industries conference call. Now we’ll take your questions.

Coordinator:

Thank you. One moment, please. William Carney, your line is open. Please state your company name.

W. Carney:

My name is William Carney and I’m from the Carney Family Trust. I just wanted to ask a question about something I asked Mr. Ponce about a year ago: Is there a difference between the depreciation used on the financial statements and the depreciation used for income tax purposes? If there is, what is the accumulated difference? That’s probably something for
Mr. Ehler to answer.

D. Ponce:

Mr. Carney, it’s good to hear your voice again. I know we spent some time on the phone one day last year. Howard, why don’t you try to answer that question the best you can. I don’t know if we have the specific answer for you here this morning, but we’ll sure do the best we can.

W. Carney:

All right.

H. Ehler:

Thank you, Mr. Carney. There is a difference between tax depreciation and book depreciation; however, I could not tell you at this point in time specifically what that difference would be. I apologize for that, but I do not have that information available to me.

W. Carney:

I’m not too surprised; it’s kind of an odd question to ask.

D. Ponce:

Yes, it is; it’s the first question out of the box, and you asked a real technical, technical one; but we’ll be glad to get that answer for you in the future. If you want to give Howard a call or me a call, we’ll dig that out. But as I told you when we talked several months ago, we take advantage of every possible legal methodology we can for accelerated depreciation where applicable. Certainly now that our company has been paying taxes the last couple of years, we obviously are mindful of those tax obligations and try to do the best we can as far as equipment purchases and the like, to use whatever we can to accelerate it. So we do the best we can with it. We don’t want to pay a dime more or less than the taxes we need to pay.

W. Carney:

All right. Just quickly, what was the $508,000 – what period was that in?

D. Ponce:

That was in the third quarter of last year, when we filed suit against a former employee who we bought a business from, because he did not act appropriately under the terms of his employment agreement or, more importantly, his non-compete. We settled that litigation in Q3 of last year; it resulted in a $508,000 one-time gain on the P&L.

W. Carney:

So actually that makes this year’s third quarter look even better by comparison, doesn’t it?

D. Ponce:

I appreciate you saying it so I didn’t have to.

W. Carney:

That’s why I asked that question; I didn’t know – that was rather quickly. I thank you gentlemen.

D. Ponce:

Thank you, Mr. Carney, good to hear your voice again, sir. Take care of yourself, and happy holidays.

W. Carney:

Thank you very much. Bye.

Coordinator:

Sam Kiwi, your line is open. Please state your company name.

S. Kiwi:

It is Investology. Gentlemen, congratulations, it was a brilliant quarter. We have been following this stock for quite a long time, actually; this is the first time we had the opportunity to talk to anybody. I reckon this call, it would be for Mr. Ehler.

D. Ponce:

Okay. Where are you calling in from?

S. Kiwi:

I’m calling in from Toronto.

D. Ponce:

Toronto, okay.

S. Kiwi:

Mr. Ehler, one question I have is, do you have any imported materials in your product mix? In other words, do you have an extenuated exposure?

H. Ehler:

Fortunately we do not. All our raw materials are based here in the United States.

S. Kiwi:

Okay. One other question I have is, if I may: the cost-cutting measures you had mentioned, would you be able to be more specific about them?

H. Ehler:

Basically what we’ve done is we evaluate each position on a value-added basis; and again, we strive to enhance the productivity per employee in terms of both sales and operating profits. Each individual location that we have is established as a separate profit center, and we conduct these reviews monthly.

S. Kiwi:

Okay. Gentlemen, that is all from me. Congratulations again. I will probably have some more; I would rather drop an e-mail at the right time.

D. Ponce:

To the best we can, as we always have with all our investors and all of our shareholders, we’ll attempt to respond to questions. I think everybody on the conference call appreciates the fact, though, that we are limited by the Securities and Exchange Commission rules and laws as to what we can say. If we have a conference or a call with one investor and try to answer a question, then we have an obligation to make sure that all investors have that same information; so that’s why in the past we’ve always attempted to limit our conversations to an absolute minimum; and also we’ve attempted to direct people to our 10-Q’s and K’s and our 8-K’s that we’re filing; so perhaps if you reach out, we may not be able to answer a specific question, but we’ll certainly try to refer you to information that will answer it, if we can’t. I hope you understand that, okay?

S. Kiwi:

Thank you, gentlemen.

D. Ponce:

Okay, good luck to you up there.

Coordinator:

I’m showing no other questions at this time, sir.

D. Ponce:

Everybody, thank you very much. We’ve enjoyed this participation. We hope you all get a chance to read the Q which was filed last night, and appreciate your interest in our company. Thank you, and everybody have a happy holiday season.

Coordinator:

Excuse me, sir, you do have a last-minute question. Paul Waterson, your line is open. Please state your company name.

P. Waterson:

I’m a private investor. I had a question as to what you plan to do to attract some more institutional investors. Had you planned on handling a PR firm? What exactly are your plans?

D. Ponce:

For openers, we did interview a series of IR firms earlier this year and came away with the conclusion that we truly didn’t believe that they added value to our company for what they would cost. I think the stock performance and the company performance has shown that we truly didn’t need that. We certainly have and continue to meet with various institution investors to seek positions in our company. We’ve actually had some conversations over the last several weeks with some institutions that have called us and reached out and are showing interest in the company.

We think as the company has matured, we think as we have, for example, having this conference call, the stock performing the way it has, if you look at the 50-day average, the 30-day average, look at the volume – we are now in a position, after we reversed the stock this past May, to attract institutional ownership, and I think we are in fact exceeding in doing that. But to tell you that there’s a specific IR firm or PR firm, our inclination is not to go that way at this point in time; but certainly if indications are that we should, we will.

P. Waterson:

Okay. One more question, and I’ll try and make this brief. Have you considered the possibility of doing a split on the stock to increase the amount of shares available?

D. Ponce:

We have not.

P. Waterson:

All right. I appreciate you guys are doing a great job and –

D. Ponce:

Okay, Paul, good to hear your voice again. I know you came to our last year’s shareholders’ meeting. Hope you and your family are doing well.

P. Waterson:

Thanks a lot.

D. Ponce:

Any other questions?

Coordinator:

I’m showing no other questions at this time, sir.

D. Ponce:

Okay, thank you very much, everybody. Bye bye.